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Exhibit 21

MOTOROLA, INC.
LISTING OF MAJOR SUBSIDIARIES
12/31/02

C-Port Corporation
General Instrument Corporation
Hangzhou Motorola Cellular Equipment Co. Ltd.
Motorola (China) Electronics Ltd.
Motorola (China) Investment Ltd.
Motorola Asia Limited
Motorola Asia Treasury Pte Ltd
Motorola Communications Israel Limited
Motorola Credit Coporation
Motorola de Mexico, S.A.
Motorola Electronics Pte. Limited
Motorola Electronics Sdn. Bhd.
Motorola Electronics Taiwan, Limited
Motorola Finance B.V.
Motorola G.m.b.H.
Motorola Industrial Ltda.
Motorola Japan Limited
Motorola Limited
Motorola Malaysia Sdn. Bhd.
Motorola Semiconducteurs S.A.
Motorola Semiconductor Hong Kong, Ltd.
Motorola Technology Sdn. Bhd.
Next Level Communications, Inc.
River Delta Networks, Inc.
Synchronous, Inc.
Tohoku Semiconductor Corp

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  Exhibit 21